EXHIBIT 10.22

November 25th 2012

Margaret Breya
[Address]

Dear Marge,
I am pleased to offer you the position of EVP and Chief Marketing Officer with Informatica Corporation. In this capacity, you will report to Sohaib Abbasi, CEO and President.
The compensation portion of your package consists of:

•	A base salary of $375,000

•	An annual target bonus of 80% of your base salary, paid semi-annually and contingent on meeting company objectives

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You will also be recommended to receive 30,000 Restricted Stock Units (RSUs), 125,000 non-qualified stock options and 12,500 Performance Stock Units (PSUs). For additional details, please read and sign the Informatica Equity Grant Addendum below.

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Additionally, as discussed, it will be recommended that you receive an additional grant of up to 25,000 options as compensation for any reduction made to your expected annual bonus from your current employer.

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You will also receive a sign on bonus of $100,000 which will be paid within 45 days of your start date. This bonus is contingent upon your continued employment during the payout period. If you leave the company within eighteen (18) months of your hire date, you will be required to reimburse your employment bonus on a prorated basis.

In addition to your salary, you will be eligible for standard company benefits. These benefits will be available to you on your date of hire. You will also be eligible to participate in the Company's 401(k) and Employee Stock Purchase Plans.
As a senior officer of the Company, you will also be entitled to participate in the Company's executive severance plan. A copy of the Executive Severance Agreement is enclosed for your review and signature.
After reading this letter, and the enclosed Proprietary Agreement, indicate your acceptance of these employment terms by signing both documents. In addition, please complete the enclosed required new hire forms and return this letter, the agreement, and the new hire forms to our office as indicated below. This offer and the agreement enclosed herewith are valid through November 27th, 2012 after which time this offer shall lapse.

California is an employment at will state. As such, your employment is at the mutual consent of both you and the Company and you are free to resign at any time, just as Informatica is free to terminate your employment at any time, with or without cause, and with or without notice.

This offer is contingent upon your ability to provide us with identification as proof of your right to work in the United States. We are required by law to view your identification and complete the appropriate documentation for our records. It is mandatory for you to present this identification within 3 working days of your hire date. Failure to do so can result in a delay of your ability to begin work. By agreeing to this offer you also confirm that there are no restrictions or limitations on your ability and right to work for Informatica Corporation or to work in the data integration and management technology space by virtue of any agreements with or obligations to your current employer or previous employers. Furthermore, this offer and your employment with Informatica are contingent upon a background check.
Please contact either myself or our Benefits Department on your first day of employment to schedule a Benefits Orientation(866) 463-2474.

A start date has been set for December 12th 2012 but please advise me of your confirmed date once you have agreed it with Sohaib.
Please fax a copy of the signed offer letter to me at (650) 745 1000 (confidential fax).
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Please also fax the following documents or bring them on your first day:

◦	Employee Proprietary Information & Inventions Agreement

◦	Background Check Release Authorization

◦	New Employee Information

◦	Voluntary Self-Identification

◦	Form W-4

◦	Complete Section 1 of Form I-9 (Employment Eligibility Verification)

◦	Present identification for Form I-9 upon hire date

I look forward to working with you in the future, and on behalf of the company and its employees, extend a warm welcome to you.

Sincerely,

Jo Stoner
SVP, Global Human Resources

Margaret Breya

Date

Informatica Equity Grant Addendum

Upon the commencement of your employment with Informatica, it will be recommended to the Compensation Committee of Informatica's Board of Directors (the “Committee”) that you be granted 30,000 restricted stock units under Informatica's 2009 Equity Incentive Plan, as amended (the “Plan”). The Committee typically meets during the first month of each quarter. The grant date for the approved restricted stock units will typically be set as the first business day in the month following the approval meeting (provided such date is during an open trading window). Your restricted stock units will vest over a four year period in 25% increments on each annual anniversary of the grant date, subject to your continued service with Informatica on each vesting date. Your grant of restricted stock units will be subject to the terms and conditions of the Plan and a standard award agreement under the Plan. You will receive further information about your restricted stock unit award at a later date.
In addition, upon the commencement of your employment with Informatica, it will be recommended to the Committee that you be granted a non-qualified stock option under the Plan to purchase 125,000 shares. The grant date for the approved stock options will be typically set as the first business day in the month following the approval meeting (provided such date is during an open trading window) and the strike price will be equal to the closing market price on that date. Your stock options will commence vesting on your employment start date and will vest in equal monthly installments over the next four years, all subject to your continued service with Informatica on each vesting date. Your grant of stock options will be subject to the terms and conditions of the Plan and a standard award agreement under the Plan. You will receive further information about your stock option grant at a later date.
It will be recommended to the Committee that you be eligible to participate in the 2013 equity performance program, through which you will be eligible to earn a target grant of 12,500 performance shares. These performance shares are restricted stock units that are eligible to vest if specific performance based goals are achieved. You will receive additional information about the performance program at a later date.
Both the grant of restricted stock units and the non-qualified stock options are subject to the appropriate documentation that will confirm the action taken by the Committee in connection with these grants. The Plan's administrator will provide you with this documentation following the approval of the equity.
Please keep in mind that this proposed grant of equity award(s) is only a recommendation to the Committee. The information about the grant(s) provided in the paragraph above should not be construed as a guaranteed grant because no grant can be made to you unless the Board specifically authorizes it and unless you properly execute the appropriate documentation that will confirm the action taken by the Board in connection with the grant. Your participation in, and your rights under, the applicable Informatica employee equity program (and its terms) do not form part of your terms and conditions of employment with your employer nor do they provide a right of continued employment with your employer. Similarly, notwithstanding that the equity plan participation is through Informatica, it does not give rise and should not be construed as giving rise to any employment relationship between you and Informatica.

Margaret Breya	Date

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